Exhibit 3.1A
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
SUCAMPO PHARMACEUTICALS, INC.
The undersigned, an officer of Sucampo Pharmaceuticals, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware hereby certifies that:
1. The name of the corporation is Sucampo Pharmaceuticals, Inc. (the “Corporation”).
2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV, Section 4.1 thereof and by substituting in lieu of said Article IV, Section 4.1 the following new Article IV, Section 4.1:
“Article IV
4.1 Class of Stock.
(a) The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred fifty million ten thousand (150,010,000) shares, of which there shall be (a) one hundred fifty million (150,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), consisting of (i) seventy five million (75,000,000) shares designated as “Class A Common Stock” (“Class A Common Stock”) and (ii) seventy five million (75,000,000) shares designated as “Class B Common Stock” (“Class B Common Stock”), and (b) ten thousand (10,000) shares designated as Preferred Stock, $.01 par value per share (“Preferred Stock”).
(b) The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of Common Stock and Preferred Stock, voting as a single class without the separate vote of the holders of any other class of stock.”
3. The Amendment herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
4. The effective time of the amendment herein certified shall be the date of filing of this Certificate of Amendment.
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Signed on this 12th day of July, 2007.

/s/ Kei S. Tolliver
Kei S. Tolliver
Secretary